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                        [Cooley Godward LLP Letterhead]

October 27, 1999                                                     Exhibit 5.1



Women.com Networks, Inc.
1820 Gateway Drive, Suite 100
San Mateo, California 94404

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Women.com Networks, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to an aggregate of 8,816,385 shares of the Company's Common Stock, $.001 par value (the "Shares"), with respect to (a) 5,317,279 of the Shares issuable pursuant to outstanding options under its Amended and Restated 1994 Stock Option Plan (the "1994 Plan") and the Amended and Restated 1998 Equity Incentive Plan (the "1998 Plan"), (b) 2,499,106 of the Shares reserved for future issuance under the 1998 Plan, and (c) 1,000,000 of the Shares issuable pursuant to the Employee Stock Purchase Plan ("Purchase Plan").

In connection with this opinion, we have examined the Registration Statement, the Company's Restated Certificate of Incorporation and Amended and Restated By-laws, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the 1994 Plan, 1998 Plan, Purchase Plan and the Registration Statement, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By:     /s/ Mark P. Tanoury
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            Mark P. Tanoury